Exhibit 4.5

DESCRIPTION OF THE REGISTRANT’S SECURITIES
REGISTERED PURSUANT TO SECTION 12 OF THE
SECURITIES EXCHANGE ACT OF 1934

DaVita Inc. (the “Company,” “we” or “our”) has one class of securities registered under Section 12 of the Securities Exchange Act of 1934: our common stock. The following summary of the material terms of our capital stock is based upon, and qualified by reference to, our Restated Certificate of Incorporation (the “Certificate of Incorporation”) and our Amended and Restated Bylaws (the “Bylaws”), each of which is included as an exhibit to our Annual Report on Form 10-K, as well as applicable provisions of the Delaware General Corporation Law (“DGCL”).

Capitalization

Our authorized capital stock consists of 450,000,000 shares of common stock, par value $0.001 per share, and 5,000,000 shares of preferred stock, par value $0.001 per share.

Common stock

Subject to the preferences applicable to shares of preferred stock outstanding at any time, holders of our common stock are entitled to share equally in dividends, whether payable in cash, in property or in securities of the Company, when and if declared by our board of directors (the “Board”). Holders of our common stock are also entitled, in the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, to receive a pro rata distribution of any remaining assets after payment or provision of liabilities and preferred stock preferences, if any.

Holders of our common stock are entitled to one vote for per share on all matters to be voted on by the stockholders of the Company. Except as may otherwise be required by law or regulation, all elections and questions presented to our stockholders at a meeting at which a quorum is present, other than the election of directors, shall be decided by the affirmative vote of the holders of a majority in voting power of the shares of capital stock of the Company which are present in person or by proxy and entitled to vote thereon. A director shall be elected by the vote of the majority of the votes cast with respect to the director at any meeting for the election of directors at which a quorum is present by the holders of shares present in person or represented by proxy and entitled to vote thereon, except with respect to contested director elections, which requires a plurality of the shares represented in person or by proxy at such meeting and entitled to vote thereon.

Holders of our common stock do not have cumulative voting rights in the election of directors and have no preemptive, subscription, redemption, sinking fund or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock which we may designate and issue in the future.

Our common stock is listed on the New York Stock Exchange under the symbol “DVA.”

Preferred stock

Our Certificate of Incorporation authorizes our Board, subject to any limitations prescribed by law, without further action by our stockholders, to establish one or more series of preferred stock and to determine, with respect to any series of preferred stock, the rights, preferences, privileges and restrictions granted or imposed upon such series. These rights, preferences and privileges could include dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences. Any issuance of our preferred stock could adversely affect the voting power of holders of our common stock and the likelihood that such holders would receive dividend payments and payments upon liquidation. In addition, the issuance of preferred stock could have the effect of delaying, deferring or preventing a change of control or other corporate action.

Anti-Takeover Effects of Certain Provisions

Certain provisions of the DGCL, our Certificate of Incorporation and our Bylaws summarized in the paragraph above and in the following paragraphs may have an anti-takeover effect and could make the following transactions more difficult: acquisition of the Company by means of a tender offer; acquisition of the Company by means of a proxy contest or otherwise; or removal of the Company’s incumbent officers and directors. It is possible that these provisions could make it more difficult to accomplish or could deter transactions that stockholders may otherwise consider to be in their best interest or in the best interests of the Company, including transactions that might result in a premium over the market price for shares of our common stock.

No Stockholder Action by Written Consent

Our Certificate of Incorporation provides that stockholder actions may not be taken without a meeting and may not be taken by written consent in lieu of a meeting.

Requirements for Advance Notification of Stockholder Nominations and Proposals
Under our Bylaws, to be properly brought before an annual meeting of stockholders, any stockholder proposal or nomination for election to the Board must be delivered to the Company’s Secretary not later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting; provided, however, that in the event that the date of the annual meeting is more than 30 days before or more than 70 days after such anniversary date, notice by a stockholder must be delivered not earlier than the close of business on the 120th day prior to the annual meeting of stockholders and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of the date of such meeting is first made by the Company. Such notice must contain information specified in our Bylaws, including the director nominee or proposal of other business, information about the stockholder making the nomination or proposal and the beneficial owner, if any, on behalf of whom the nomination or proposal is made. In addition, stockholder nominations for election to the Board may be included in the Company’s proxy materials pursuant to certain proxy access provisions in our Bylaws, subject to compliance with the procedures set forth in our Bylaws.

Delaware anti-takeover law
We are subject to Section 203 of the DGCL. Section 203 generally prohibits a public Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years following the date on which the stockholder became an interested stockholder, unless:

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prior to the date of the business combination, the board of directors of the corporation approved either the business combination or the transaction which resulted in the stockholder becoming an interested stockholder;

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upon consummation of the transaction which resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding for purposes of determining the voting stock outstanding (but not the outstanding voting stock owned by the interested stockholder) (a) shares owned by persons who are directors and also officers and (b) shares owned by employee stock plans in which employee participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

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on or subsequent to the date of the business combination, the business combination is approved by the board of directors and authorized at an annual or special meeting of stockholders, and not by written consent, by the affirmative vote of at least 66 2/3% of the outstanding voting stock which is not owned by the interested stockholder.

The term “business combination” is defined generally to include: (i) mergers or consolidations between the corporation and an interested stockholder; (ii) any sale, transfer, pledge or other disposition involving the interested stockholder of 10% or more of the assets of the corporation; (iii) any transaction that results in the issuance or transfer by the corporation of any stock of the corporation to the interested stockholder; (iv) any transaction involving the corporation or any direct or indirect majority-owned subsidiary of the corporation that has the effect, directly or indirectly, of increasing the proportionate share of the stock of any class or series of the corporation or any such subsidiary beneficially owned by the interested stockholder; and (v) any receipt by the interested stockholder of the benefit of any loans, advances, guarantees, pledges or other financial benefits provided by or through the corporation.

The term “interested stockholder” is defined generally as any person who is the owner of 15% or more of the corporation’s outstanding voting stock or any person who is an affiliate or associate of the corporation and was the owner of 15% or more of the corporation’s outstanding voting stock at any time within the three-year period immediately prior to the date on which it is sought to be determined whether such person is an interested stockholder, and the affiliates and associates of such person.

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